UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 29, 2012

POLYPORE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-32266	43-2049334
(Commission File Number)	(IRS Employer Identification No.)

11430 North Community House Road, Suite 350, Charlotte, North Carolina	28277
(Address of Principal Executive Offices)	(Zip Code)

(704) 587-8409

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 29, 2012, Polypore International, Inc., a Delaware corporation (the “Company”), entered into an Amended and Restated Credit Agreement (the “New Credit Agreement”) with the various lenders identified on the signature pages thereto (the “Lenders”), including JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), as Administrative Agent; Bank of America, N.A. and Wells Fargo Bank, National Association, as Syndication Agents; BBVA Compass Bank, PNC Bank, National Association, HSBC Bank USA, National Association, and Fifth Third Bank, as Co-Documentation Agents; and J.P. Morgan Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC as Joint Lead Arrangers and Joint Bookrunners.  The New Credit Agreement amended and restated the Company’s existing Credit Agreement, dated as of May 13, 2004 (as amended and restated as of July 3, 2007).

The New Credit Agreement provides for a five-year $150,000,000 senior secured revolving credit facility (the “Revolving Credit Facility”) with a sublimit of up to $50,000,000 available for letters of credit (the “Letters of Credit”) and a sublimit of up to $15,000,000 available for swing line loans (the “Swing Line Loans”).  The New Credit Agreement also provides for a five-year $300,000,000 senior secured term loan (the “Term Loan”).  In addition, subject to certain conditions, including the absence of any event of default under the New Credit Agreement, the Company may increase revolving commitments or establish incremental term loans (or a combination of the two) up to an aggregate additional amount of $150,000,000 if the Company is able to secure additional commitments from the Lenders or other financial institutions to provide such additional proceeds.  Obligations under the New Credit Agreement are guaranteed by the Company’s domestic subsidiaries (each, a “Guarantor”).  Borrowings under the New Credit Agreement may be used solely to refinance existing indebtedness of the Company and its subsidiaries and for working capital and general corporate purposes, including Letters of Credit and acquisitions permitted by the New Credit Agreement.

The borrowings under the New Credit Agreement will bear interest at a rate equal to, at the Company’s option, either (1) LIBOR, plus a margin ranging from 2.00% to 2.75% depending on the Company’s Total Leverage Ratio, or (2) (a) an “Alternate Base Rate,” which is the greatest of (i) JPMorgan Chase Bank’s prime rate, (ii) the Federal Funds Effective Rate plus 0.5%, and (iii) 30 day LIBOR (adjusted daily) plus 1%, plus (b) 1.00% to 1.75% depending on the Total Leverage Ratio.  Each Swing Line Loan will bear interest at the Alternate Base Rate.  In each case, LIBOR is adjusted for statutory reserve requirements for eurocurrency liabilities.

In addition to paying interest on outstanding borrowings, the Company is required to pay (1) quarterly, a commitment fee equal to a margin ranging from 0.35% to 0.50% depending on the Total Leverage Ratio, multiplied by the actual daily unused amounts available for borrowing under the New Credit Agreement during the preceding quarter (Swing Line Loans will not be considered for purposes of this calculation), and (2) certain customary fees associated with the issuance of Letters of Credit.

Loans under the Revolving Credit Facility may be made on a revolving basis up to the full amount of the Revolving Credit Facility and Letters of Credit may be issued up to the sublimit for Letters of Credit.  The Term Loan is subject to quarterly amortization in equal installments, at an annual rate of 5% of the initial aggregate principal amount of the Term Loan for the first two years, an annual rate of 7.5% of the initial aggregate principal amount of the Term Loan in the third year, an annual rate of 10% of the initial aggregate principal amount of the Term Loan in the fourth year and an annual rate of 15% of the initial aggregate principal amount of the Term Loan in the fifth year.  The remaining outstanding principal amount, together with accrued and unpaid interest, is due on the maturity date of the Term Loan.  The New Credit Agreement provides for optional prepayments without premium or penalty and certain mandatory prepayments based on annual Excess Cash Flow (as defined in the New Credit Agreement) or following the completion of qualifying asset sales.

The New Credit Agreement contains financial covenants, including covenants requiring the Company to maintain (as at the last day of each fiscal quarter) (1) a maximum Senior Leverage Ratio of 2.50 to 1.00, and (2) a minimum Consolidated Interest Coverage Ratio of 3.00 to 1.00.

The New Credit Agreement also contains various negative covenants, including restrictions on incurring indebtedness, creating liens, dispositions of property, dividends and stock repurchases, mergers, acquisitions and other investments and entering into new lines of business. Furthermore, the New Credit Agreement contains various affirmative covenants, including covenants relating to the delivery of financial statements and other financial information, maintenance of property, maintenance of insurance, maintenance of books and records and compliance with laws.

The New Credit Agreement contains customary events of default, including any representation or warranty proving to have been false or misleading when made; nonpayment of principal, interest, fees or other amounts; failure to perform or observe covenants set forth in the New Credit Agreement or related loan documents within a specified period of time; defaults under other agreements; bankruptcy and insolvency defaults; monetary judgment defaults; and failure of any guaranty of the obligations under the New Credit Agreement or related loan documents to be in full force and effect.  The occurrence of an event of default could result in an acceleration of the obligations under the New Credit Agreement, the related loan documents and other documents evidencing the Company’s long-term debt.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYPORE INTERNATIONAL, INC.
(Registrant)

Date: July 3, 2012	By:	/s/ Lynn Amos
Lynn Amos
Chief Financial Officer